Exhibit 10.1

Execution Version

SECOND AMENDMENT TO THIRD AMENDED AND
RESTATED LOAN AND SECURITY AGREEMENT

SECOND AMENDMENT, dated as of November 3, 2014, to the Third Amended and Restated Loan and Security Agreement, dated as of September 30, 2011, among HWC Wire & Cable Company (“Borrower”), Houston Wire & Cable Company (“Guarantor”), the lenders or lender named therein (“Lenders”) and Bank of America, N.A. (“Bank of America”), as agent for said Lenders (Bank of America, in such capacity, “Agent”). Said Third Amended and Restated Loan and Security Agreement, as amended and modified by that certain First Amendment to Third Amended and Restated Loan and Security Agreement by and among Borrower, Guarantor, Lenders and Agent and as may be further amended and modified from time to time, is hereinafter referred to as the “Loan Agreement.” The terms used herein and not otherwise defined shall have the meanings attributed to them in the Loan Agreement.

WHEREAS, Lenders, Agent and Borrower desire to make certain amendments and modifications to the Loan Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and contained in the Loan Agreement, the parties hereto hereby agree as follows:

1.                  Amended Definition. The definition of “Permitted Acquisition” contained in Section 1.1 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“Permitted Acquisition(s): means any acquisition(s) by a Borrower of all or substantially all of the assets or outstanding capital stock or other ownership interests of a Person, or an operating division of a Person or a merger of a Person with a Borrower, which in either case, constitutes a business unit so long as each of the following conditions precedent (collectively, the “Acquisition Conditions”) have been fulfilled to the reasonable satisfaction of Agent: (i) no Default or Event of Default shall have occurred and be continuing at the time of such acquisition or would occur as a result thereof; (ii) the business unit being acquired (the “Target”) is primarily located in the United States of America and is in the same or related line of business as Borrower Agent; (iii) immediately after giving effect to any such Acquisition, Borrowers shall be in compliance with Section 10.1.9; (iv) either (A) both (x) the Fixed Charge Coverage Ratio shall be greater than or equal to 1.10 to 1 for the twelve-month period immediately preceding the making of such acquisition, and on a pro forma basis for the twelve-month period following the making of such acquisition, after giving effect to the making of such acquisition, such pro forma calculation to be demonstrated to Agent and to be reasonably acceptable to Agent based on projections prepared using reasonable assumptions by Borrower and (y) Availability was or will not be less than $15,000,000 at any time within the 90 days immediately prior to the date of the consummation of the proposed Acquisition or after giving effect to such Acquisition or (B) Availability was or will not be less than $25,000,000 at any time within the 90 days immediately prior to the date of the consummation of proposed Acquisition or after giving effect to such Acquisition; (v) all conditions precedent to the consummation of the transactions under such acquisition shall have been satisfied in all material respects; and (vi) Agent shall have received a copy of the purchase agreement with respect to such Permitted Acquisition, certified as true and correct by Borrower Agent and such other agreements, documents, and instruments as Agent may reasonably request.”

2.                  Distributions; Upstream Payments. Subsection (e) of Section 10.2.4 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“(e) Borrower Agent may make Distributions to Guarantor to permit Guarantor to pay dividends on Guarantor’s common stock or make repurchases of Guarantor’s common stock so long as after giving effect to any such Distribution, (i) no Event of Default shall have occurred and is continuing and, (ii) either (A) both (x)  the Fixed Charge Coverage Ratio for the most recently ended twelve month period for which financial statements are available, computed on a pro forma basis treating any such Distribution as a Fixed Charge made within such period, equals or exceeds 1.10 to 1 and (y) Availability was or will not be less than $15,000,000 at any time within the 90 days immediately prior to the date of such Distribution or after giving effect to such Distribution and any pending Distribution for declared but unpaid dividends or common stock repurchases or (B) Availability was or will be not less than $25,000,000 at any time within the 90 days immediately prior to the date of such Distributions or after giving effect to such Distribution and any pending Distribution for declared but unpaid dividends or common stock repurchases.”

3.                  Limited Waiver of Events of Default. Agent and Lenders waive any Events of Default occurring in August or September, 2014 by reason of Borrower making Distributions in such period when Borrower failed to satisfy the requirements of Section 10.2.4(e)(ii) (as in effect prior to the amendment of Section 10.2.4(e) pursuant to the terms of this Second Amendment). This limited waiver of Event of Default shall only apply to Events of Default arising from such Distributions made in August and September, 2014.

4.                  Conditions Precedent. This Second Amendment shall become effective upon receipt by Agent of a copy of this Second Amendment, duly executed by Borrower, Guarantor, Agent and each Lender.

5.                  Continuing Effect. Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

6.                  Governing Law. This Second Amendment and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

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7.                  Counterparts. This Second Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

(Signature Page Follows)

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(Signature Page to Second Amendment to Third Amended
and Restated Loan and Security Agreement)

IN WITNESS WHEREOF, this Second Amendment has been duly executed as of the first day written above.

HWC WIRE & CABLE COMPANY, as Borrower By: Name: Title:
BANK OF AMERICA, N.A., as Agent and a Lender By: Name: Title:
ACCEPTED AND AGREED to this 3rd day of November, 2014: HOUSTON WIRE & CABLE COMPANY, as Guarantor By: Name: Title: